SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

International Coal Group, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
45928H106
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ ☒ ☐	Rule 13d-1(b) Rule 13d-1(c) Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45928H106	13G	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON: Dane Andreeff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		5,424,533
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		5,424,533

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	5,424,533

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	3.5%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 45928H106	13G	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON: Andreeff Equity Advisors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		5,424,533
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		5,424,533

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	5,424,533

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	3.5%

12	TYPE OF REPORTING PERSON*
	IA, OO

CUSIP No. 45928H106	13G	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Capital I, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		3,480,003
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		3,480,003

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,480,003

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	2.3%

12	TYPE OF REPORTING PERSON*
	CO, HC

CUSIP No. 45928H106	13G	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,836,568
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,836,568

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,836,568

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	1.8%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 45928H106	13G	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		219,954
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		219,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	219,954

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.1%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 45928H106	13G	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		61,989
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		61,989

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	61,989

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.04%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 45928H106	13G	Page 8 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		361,492
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		361,492

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	361,492

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.2%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 45928H106	13G	Page 9 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Offshore, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,944,530
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,944,530

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,944,530

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	1.3%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 45928H106	13G	Page 10 of 13 Pages

ITEM 1(a).	NAME OF ISSUER:

International Coal Group, Inc.

ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

300 Corporate Centre Drive Scott Depot, WV 25560

ITEM 2(a).	NAME OF PERSON FILING:

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Dane Andreeff
(ii)	Andreeff Equity Advisors, L.L.C. (“AEA”)
(iii)	Maple Leaf Capital I, L.L.C. (“Capital”)
(iv)	Maple Leaf Partners, L.P. (“MLP”)
(v)	Maple Leaf Partners I, L.P. (“MLPI”)
(vi)	Maple Leaf Discovery, L.P. (“MLD”)
(vii)	Maple Leaf Discovery I, L.P. (“MLDI”)
(viii)	Maple Leaf Offshore, Ltd. (“MLO”)

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:
The principal business office of each of the Reporting Persons filing this Schedule 13G is located at 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459.

ITEM 2(c).	CITIZENSHIP:

(i)	Dane Andreeff	Canada
(ii)	AEA	Delaware limited liability company
(iii)	Capital	Delaware limited liability company
(iv)	MLP	Delaware limited partnership
(v)	MLPI	Delaware limited partnership
(vi)	MLD	Delaware limited partnership
(vii)	MLDI	Delaware limited partnership
(viii)	MLO	Cayman Islands company

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e).	CUSIP Number:

45928H106

CUSIP No. 45928H106	13G	Page 11 of 13 Pages

ITEM 3.                      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.                      OWNERSHIP:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned: See the responses to Item 9 on the attached cover pages.
(b)	Percent of class: See the responses to Item 11 on the attached cover pages.
(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See the responses to Item 5 on the attached cover pages.
(ii) Shared power to vote or to direct the vote See the responses to Item 6 on the attached cover pages.

(iii)	Sole power to dispose or to direct the disposition of See the responses to Item 7 on the attached cover pages.
(iv)	Shared power to dispose or to direct the disposition of See the responses to Item 8 on the attached cover pages.

ITEM 5.                      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.X

ITEM 6.                      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.                      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

CUSIP No. 45928H106	13G	Page 12 of 13 Pages

Mr. Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C. (“AEA”) and Maple Leaf Capital I, L.L.C. (“Capital”).  AEA is the Investment Adviser  and Capital is the General Partner of the following limited partnerships, which now own, in the aggregate, less than 5% of the issuer’s securities:

(i)	Maple Leaf Partners, L.P.
(ii)	Maple Leaf Partners I, L.P.
(iii)	Maple Leaf Discovery, L.P.
(iv)	Maple Leaf Discovery I, L.P.

Consequently, Capital has ceased to be the beneficial owner of more than 5% of the issuer’s securities.

AEA is the Investment Adviser and Mr. Andreeff is the Director of Maple Leaf Offshore, Ltd., which now owns less than 5% of the issuer’s securities.

ITEM 8.                      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

Not applicable.

ITEM 9.                      NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

CUSIP No. 45928H106	13G	Page 13 of 13 Pages

ITEM 10.               CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 9, 2010

MAPLE LEAF PARTNERS I, L.P.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Director	Title: Director

ANDREEFF EQUITY ADVISORS, L.L.C.* By: Dane Andreeff	MAPLE LEAF DISCOVERY, L.P.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF CAPITAL I, L.L.C.* By: Dane Andreeff	MAPLE LEAF DISCOVERY I, L.P.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF PARTNERS, L.P.* By: Dane Andreeff	MAPLE LEAF OFFSHORE, LTD.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Director	Title: Director

* The Reporting Person disclaims beneficial ownership in the shares reported herein except to the extent of its pecuniary interest therein.

EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock of International Coal Group, Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 9, 2010

MAPLE LEAF PARTNERS I, L.P.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Director	Title: Director

ANDREEFF EQUITY ADVISORS, L.L.C.* By: Dane Andreeff	MAPLE LEAF DISCOVERY, L.P.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF CAPITAL I, L.L.C.* By: Dane Andreeff	MAPLE LEAF DISCOVERY I, L.P.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF PARTNERS, L.P.* By: Dane Andreeff	MAPLE LEAF OFFSHORE, LTD.* By: Dane Andreeff

/s/ Dane Andreeff*	/s/ Dane Andreeff
Name: Dane Andreeff*	Name: Dane Andreeff
Title: Director	Title: Director

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.